PRICING SUPPLEMENT NUMBER 24                    Filed Under Rule
(To Prospectus dated January 11, 1995)          424(b)(2) and 424(c)
CUSIP 71345L DK-1                               File No. 33-57181



                              $25,000,000

                              PEPSICO, INC.


         7.00% Callable Debt Securities Due October 27, 2005
                   Interest Payable Semiannually
                      _______________________


Underwriter:            Dean Witter Reynolds Inc.

Initial Offering Price:  100.00%

Underwriter's Discount:  0.30%

Currency:  U. S. Dollars

Date of Issue:  October 27, 1995

Issuance form:  Book entry

Scheduled Maturity Date: October 27, 2005

Coupon:  7.00% per annum

Day count basis: 30/360

Interest Accrual Date: October 27, 1995, or the most recent date for which interest has been paid or provided for, as the case may be.
Interest will accrue from each Interest Accrual Date to but excluding the next succeeding Interest Payment Date.

Interest Payment Dates: Semiannually on the 27th of April and October, commencing April 27, 1996, and ending on the Scheduled Maturity Date or an earlier Optional Redemption Date.

Principal Payment Dates: Scheduled Maturity Date, or an earlier Optional Redemption Date.

Business Days:  New York

Calculation Agent:  PepsiCo, Inc.

Optional Redemption Dates: The 7.00% Callable Debt Securities Due
October 27, 2005 may be redeemed, in whole but not in part, at the option of PepsiCo, at 100% of the principal amount thereof, plus accrued interest to the date of such redemption, on October 27, 1997, and semiannually thereafter on each October 27th and April 27th, upon 15 calendar days' written notice by PepsiCo to the holders of such Notes.

Option to elect prepayment: None

Sinking fund:  Not applicable

Settlement Date:  October 27, 1995

The 7.00% Callable Debt Securities Due October 27, 2005 will be purchased by the Underwriter at 99.70% of their principal amount (the "Initial Offering Price"). The Underwriter has advised PepsiCo that it intends to offer all or part of the 7.00% Callable Debt Securities Due October 27, 2005 directly to the public initially at the Initial Offering Price of such Debt Securities. After the 7.00% Callable Debt Securities Due October 27, 2005 are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriter.

For U.S. federal income tax purposes, the 7.00% Callable Debt Securities Due October 27, 2005 will be treated as Fixed Rate Debt Securities, issued without OID. This treatment is consistent with the applicable provisions of the Internal Revenue Code of 1986, as amended, and the final OID regulations, which are generally effective for debt instruments issued on or after April 4, 1994.


                     ____________________________

                      Dean Witter Reynolds Inc.
                     ____________________________

September 27, 1995